Exhibit 10.4

STANDBY EQUITY PURCHASE AGREEMENT

Vesicor Therapeutics Holdings, Inc.

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of September 22, 2026 is made by and among METEORA SELECT TRADING OPPORTUNITIES MASTER, LP, a Cayman Islands Exempted limited partnership (together with its affiliates and permitted assigns, the “Investor”), Black Hawk Acquisition Corporation, a Cayman Islands exempted company (“BKHA”), and VESICOR THERAPEUTICS, INC., a California corporation (the “Target”). In connection with the transactions contemplated by the Business Combination Agreement, (i) BKHA will de-register as a Cayman Islands exempted company and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and, in connection with the Domestication, will change its name to Vesicor Therapeutics Holdings, Inc.; and (ii) the Target will become a wholly-owned subsidiary of BKHA pursuant to the Business Combination Agreement. The term “Company” refers to BKHA as a single and continuous legal entity, both before and after the Domestication and the closing of the Business Combination; for the avoidance of doubt, from and after the Domestication, BKHA will be known as Vesicor Therapeutics Holdings, Inc., and all references herein to the “Company” shall be deemed to refer to that same continuing entity. BKHA executes and delivers this Agreement as the Company, and its representations, warranties, covenants, agreements, obligations and liabilities hereunder shall continue in full force and effect as those of the Company following the Domestication and the closing of the Business Combination, without the need for any further instrument of assumption, joinder or novation. The Target joins in this Agreement solely for purposes of the representations, warranties and covenants expressly applicable to it, including its agreement to cause the Business Combination to be consummated in accordance with the Business Combination Agreement, and shall not be deemed the “Company” or a “Party” for any other purpose hereunder. The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $200,000,000 of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”);

WHEREAS, BKHA, the Target and BH Merger Sub, Inc. are parties to the Business Combination Agreement providing for the Business Combination, upon the closing of which BKHA (as domesticated in the State of Delaware and renamed Vesicor Therapeutics Holdings, Inc.) will be the surviving publicly traded issuer of the Common Shares;

WHEREAS, the Common Shares will be listed for trading on the Nasdaq Stock Market upon the closing of the Business Combination under the symbol “VESI;”

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder;

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, the Company shall pay to the Investor the Commitment Fee pursuant to and in accordance with Section 12.04.

NOW, THEREFORE, the Parties hereto agree as follows:

Article I. Certain Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I hereto, and hereby made a part hereof, or as otherwise set forth in this Agreement.

Article II. Pre-Paid Advances

Section 2.01 Pre-Paid Advances. Subject to the satisfaction of the conditions set forth in Annex II attached hereto, the Investor may advance tranches to the Company as the Company and the Investor may mutually agree in writing (the “Pre-Paid Advance”) at future dates (each a “Pre-Advance Closing”), which shall be evidenced by one or more convertible promissory notes in the form attached hereto as Exhibit B (each, a “Promissory Note”).

Section 2.02 Pre-Advance Closing. Each Pre-Advance Closing shall occur remotely by conference call and electronic delivery of documentation at a date and time as the Company and the Investor may mutually agree in writing, provided that the conditions set forth on Annex II have been satisfied. At each Pre-Advance Closing, the Investor shall advance to the Company the principal amount of the applicable tranche of the Pre-Paid Advance, less an original issue discount in the amount equal to fifteen percent (15%) of the principal amount of such tranche of the Pre-Paid Advance netted from the purchase price due (such that, for each $1,000 of principal face amount, the Company shall receive $850 in net proceeds), in immediately available funds to an account designated by the Company in writing, and the Company shall deliver a Promissory Note with a principal amount equal to the full amount of the applicable tranche of the Pre-Paid Advance, duly executed on behalf of the Company.

Article III. Advances

Section 3.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall subscribe for and purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices, provided (x) no balance is outstanding under a Promissory Note, or (y) if there is a balance outstanding under a Promissory Note, then the Company may submit an Advance Notice in accordance with Section 3.01(a)(iii) hereof, in each case on the following terms:

(a)	Advance Notice. At any time during the Commitment Period, the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Annex III, and in accordance with the following provisions:

(i)	The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Advance Notice, the time it desires to deliver each Advance Notice, and the Pricing Period to be used.

(ii)	There shall be no mandatory minimum Advances and there shall be no non-usage fee for not utilizing the Commitment Amount or any part thereof.

(iii)	For so long as any amount remains outstanding under a Promissory Note, without the prior written consent of the Investor, the Company may only submit an Advance Notice (A) if an Amortization Event has occurred and the obligation of the Company to make monthly prepayments under the Promissory Note has not ceased, and (B) the aggregate purchase price owed to the Company from such Advances (“Advance Proceeds”) shall be paid by the Investor by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the subject Promissory Note (applied first towards any costs, fees and expenses then due and payable under the subject Promissory Note, then towards the Payment Premium (as defined in the Promissory Note) due in respect of the principal amount being offset, then towards accrued and unpaid interest, and then towards outstanding principal). For the avoidance of doubt, while a Promissory Note is outstanding, the purchase price per Share for any Advance effected pursuant to this Section 3.01(a)(iii) shall be the Conversion Price (as defined in the Promissory Note), and each such purchase shall reduce the outstanding balance of the applicable Promissory Note as of the date the related Advance Notice is delivered.

(b)	Investor Notices. For so long as any amount remains outstanding under a Promissory Note, the Investor may, from time to time in its sole discretion, deliver one or more written notices to the Company, substantially in the form attached hereto as Exhibit E and executed by the Investor (each, an “Investor Notice”), requiring the Company to issue and sell to the Investor the number of Common Shares set forth in such Investor Notice. The purchase price per Share for each issuance and sale of Shares pursuant to an Investor Notice shall be equal to the Conversion Price (as defined in the Promissory Note) in effect on the date such Investor Notice is delivered to the Company. The aggregate purchase price owed to the Company in respect of each Investor Notice shall not be paid in cash, but shall instead be paid by the Investor by offsetting the amount of such aggregate purchase price against an equal amount outstanding under the applicable Promissory Note as of the date such Investor Notice is delivered, applied first towards any costs, fees and expenses then due and payable under the applicable Promissory Note, then towards accrued and unpaid interest thereunder, and then towards outstanding principal thereunder; for the avoidance of doubt, no Payment Premium (as defined in the Promissory Note) shall be due, payable or applied in respect of any amount offset pursuant to an Investor Notice. Shares issued and sold pursuant to an Investor Notice shall constitute Advance Shares for all purposes of this Agreement, including, without limitation, the delivery of a Settlement Document and the settlement and delivery mechanics set forth in Section 3.05 (with such Shares to be delivered no later than one Trading Day after the Company’s receipt of the applicable Settlement Document by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System, and without any restrictive legends for so long as there is an effective Registration Statement covering the resale of such Shares), subject only to the Ownership Limitation, the Registration Limitation and the Exchange Cap set forth in Section 3.02; provided, for the avoidance of doubt, that the Volume Threshold and the limitations set forth in Section 3.02(d) and the Minimum Acceptable Price mechanics set forth in Section 3.03 shall not apply to any Investor Notice or to the Shares issuable pursuant thereto.

(c)	Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit C attached hereto. An Advance Notice selecting an Option 1 Pricing Period shall only be delivered on a Trading Day and shall be deemed delivered on the day such notice is received by e-mail. An Advance Notice selecting an Option 2 Pricing Period shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by e-mail at or before 9:00 a.m. New York City time (or at such later time if agreed to by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by e-mail after 9:00 a.m. New York City time. Upon receipt of an Advance Notice, the Investor shall promptly (and, with respect to an Advance Notice selecting an Option 1 Pricing Period, in no event more than one-half hour after receipt) provide written confirmation (which may be by e-mail) of receipt of such Advance Notice, and which confirmation, in the case of an Advance Notice selecting an Option 1 Pricing Period, shall specify the commencement time of the Option 1 Pricing Period.

Section 3.02 Advance Limitations, Regulatory. Regardless of the Advance requested in an Advance Notice and notwithstanding any provision to the contrary herein, the final number of Shares to be issued and sold pursuant to such Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(a)	Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of Common Shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) of a number of Common Shares exceeding 4.9% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). In connection with each Advance Notice, any portion of an Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the

Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event. Notwithstanding the foregoing, the Investor may, in its sole discretion, elect to increase the Ownership Limitation to a higher percentage of the then outstanding voting power or number of Common Shares specified by the Investor, up to and including 9.9% of the then outstanding voting power or number of Common Shares, by delivering written notice of such election to the Company, and upon delivery of such notice the Ownership Limitation shall be deemed amended to the percentage so specified for all purposes of this Agreement; provided that any increase of the Ownership Limitation above 9.9%, or any waiver of the Ownership Limitation in its entirety, shall require the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	Registration Limitation. In no event shall an Advance exceed the number of Common Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(c)	Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement (including, without limitation, any Commitment Shares and Common Shares underlying the Promissory Notes) would exceed 19.99% of the aggregate number of Common Shares issued and outstanding as of the signing of this Agreement (subject to adjustment for any stock splits, combinations or the like), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”); provided that, the Exchange Cap will not apply if the Company’s stockholders have approved the issuance of Common Shares pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market. In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

(d)	Volume Threshold. In connection with an Advance Notice where the Company selects an Option 1 Pricing Period, if the total number of Common Shares traded on the Principal Market during the applicable Pricing Period is less than the Volume Threshold, then the number of Advance Shares issued and sold pursuant to such Advance Notice shall be reduced to the lesser of (a) the Volume Threshold Percentage of the trading volume of the Common Shares on the Principal Market during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. Notwithstanding anything to the contrary contained herein, the Investor shall not be required to sell, and the Company shall not be required to issue, a number of Shares pursuant to any Advance Notice (whether under an Option 1 Pricing Period or Option 2 Pricing Period) that would exceed the Volume Threshold Percentage of the total trading volume of the Common Shares during the applicable Pricing Period, as reported by Bloomberg L.P., and the size of any such Advance shall be automatically reduced, without notice or further action by either Party, accordingly.

Section 3.03 Advance Limitations, Minimum Acceptable Price.

(a)	With respect to each Advance Notice selecting an Option 2 Pricing Period, the Company may notify the Investor of the Minimum Acceptable Price with respect to such Advance by indicating a Minimum Acceptable Price on such Advance Notice. If no Minimum Acceptable Price is specified in an Advance Notice, then no Minimum Acceptable Price shall be in effect in connection with such Advance. Each Trading Day during an Option 2 Pricing Period for which (A) with respect to each Advance Notice with a Minimum Acceptable Price, the VWAP of the Common Shares is below the Minimum Acceptable Price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (1/3) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 2 Pricing Period for purposes of determining the Market Price.

(b)	The total Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the greater of (a) the number of Common Shares sold by the Investor on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by the Investor, and the subscription price per share for each Additional Share shall be equal to the Minimum Acceptable Price in effect with respect to such Advance Notice multiplied by 95%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the applicable Advance Notice or any limitations set forth in Section 3.02.

Section 3.04 Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company the Parties shall be deemed to have entered into an unconditional contract binding on both Parties for the purchase and sale of the applicable number of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to the covenants set forth in Article VII, the Investor may sell Common Shares during the Pricing Period for such Advance Notice (including with respect to any Advance Shares subject to such Pricing Period).

Section 3.05 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each applicable Advance Date in accordance with the procedures set forth below. The Company acknowledges that the Purchase Price is not known at the time an Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)	On or prior to each Advance Date, the Investor shall deliver to the Company a Settlement Document along with a report by Bloomberg L.P. (or, if not reported on Bloomberg L.P., another reporting service reasonably agreed to by the Parties) indicating the VWAP for each of the Trading Days during the Pricing Period in accordance with the terms and conditions of this Agreement.

(b)	Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the Parties hereto. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) either (i) in the case of an Advance Notice submitted other than after the occurrence of an Amortization Event, in cash in immediately available funds to an account designated by the Company in writing, or (ii) in the case of an Advance Notice submitted after the occurrence of an Amortization Event or an Advance effected pursuant to an Investor Notice, as an offset of amounts owed under the applicable Promissory Note as described in this Agreement (applied in accordance with Section 3.01(a)(iii) or Section 3.01(b), as applicable). No fractional shares shall be issued, and any fractional shares that would otherwise be issued in connection with an Advance shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares.

(c)	On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)	Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies the Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the Parties agree that any pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 3.06 Hardship. In the event the Company fails to perform its obligations as mandated in this Agreement after the Investor’s receipt of an Advance Notice, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Article IV. Representations, Warranties and Covenants of the Investor

The Investor represents, warrants, and covenants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:

Section 4.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to purchase or acquire the Shares in accordance with the terms hereof. The execution and delivery of the Transaction Documents to which it is a party by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 4.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review the Transaction Documents and the transactions contemplated by the Transaction Documents with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction.

Section 4.04 Investment Purpose. The Investor is acquiring the Common Shares and any Promissory Notes for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law.

Section 4.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D.

Section 4.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision, and have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. The Investor understands that its investment involves a high degree of risk.

Section 4.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” (as that term is defined in Rule 405 promulgated under the Securities Act) of the Company.

Section 4.08 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Section 4.09 No Short Sales. The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) during the period commencing as of the time that the Investor first contacted the Company or the Company’s agents regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement. The Investor covenants that, during the Commitment Period, neither the Investor nor any of its Affiliates, nor any Person acting on its or their behalf, shall engage in any Short Sales of the Company’s securities. Notwithstanding the foregoing, nothing in this Section 4.09 shall restrict, and none of the following shall constitute or be deemed, a Short Sale for purposes of this Agreement: sales of Common Shares (i) that the Investor is unconditionally bound to purchase pursuant to a pending Advance Notice in accordance with Section 3.04, (ii) issuable to the Investor upon conversion of a Promissory Note pursuant to a Conversion Notice (as defined in the Promissory Note) that has been delivered to the Company, consistent with the Investor being deemed to own such Common Shares for purposes of Rule 200(b) of Regulation SHO under the Exchange Act, or (iii) subject to an Investor Notice that has been delivered to the Company, in each case sold by the Investor in anticipation of its receipt of such Common Shares.

Article V. Representations and Warranties of the Company

Except as set forth in the SEC Documents or in the disclosure schedules delivered by the Company to the Investor (the “Disclosure Schedules”), the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 5.01 Organization and Qualification. The Company and each of its Subsidiaries are entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite power and authority to own their properties and to carry on their business as now being conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Shares) have been (or, with respect to consummation, will be) duly authorized by the Company’s board of directors and no further consent or authorization will be required. The Transaction Documents constitute (or, when executed and delivered, will constitute) the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to customary bankruptcy and equitable-remedies exceptions.

Section 5.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased pursuant to an Advance Notice will be, when issued and delivered against payment therefor as provided herein, duly and validly authorized and issued, fully paid and nonassessable, free and clear of any Lien (other than restrictions on transfer under applicable securities laws) and not subject to preemptive or similar rights. As of the date of each Pre-Advance Closing, and at all times thereafter, the Company shall have reserved from its duly authorized capital stock not less than the number of Common Shares issuable upon conversion of all Promissory Notes and pursuant to all Advances.

Section 5.04 No Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the Company’s organizational documents, (ii) conflict with, or constitute a default under, any Material Agreement, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, other than (i) the filing of the Registration Statement, (ii) filings required under applicable federal and state securities laws, (iii) the notice and/or application to the Principal Market, and (iv) those that have been or will be made or obtained prior to the applicable Advance Date.

Section 5.06 SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the financial statements included therein were prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company as of the dates indicated, subject, in the case of unaudited statements, to normal year-end audit adjustments.

Section 5.07 Capitalization. The capitalization of the Company is as set forth in the SEC Documents and the Disclosure Schedules. All outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase any Common Shares or Common Share Equivalents that would be triggered by the issuance of the Shares.

Section 5.08 Absence of Certain Changes. Since the date of the most recent financial statements included in the SEC Documents, except as disclosed, there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.09 Litigation. Except as disclosed in the SEC Documents, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to have a Material Adverse Effect or that challenges the validity of the Transaction Documents.

Section 5.10 Compliance. The Company is not (i) in default under or in violation of its organizational documents, (ii) in default under any Material Agreement, or (iii) in violation of any law, ordinance or regulation of any governmental entity, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 No Integration; No General Solicitation. Neither the Company nor any of its Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Common Shares under the Securities Act, and none of them has engaged in any form of general solicitation or general advertising in connection with the offering of the Shares.

Section 5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company, other than as may be disclosed in the Disclosure Schedules.

Section 5.13 Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls and disclosure controls and procedures sufficient to comply in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, in each case to the extent applicable to the Company.

Section 5.14 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have not received notice of any pending or threatened claim relating to any Environmental Laws or Hazardous Materials.

Section 5.15 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all real and personal property that is material to their business, in each case free and clear of all Liens other than Permitted Liens.

Section 5.16 Intellectual Property. The Company and its Subsidiaries own or possess adequate rights to use all material patents, trademarks, trade names, copyrights, trade secrets and other intellectual property necessary for the conduct of their business as currently conducted, except where the failure would not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Taxes. The Company and each of its Subsidiaries have filed all material tax returns required to be filed and have paid all material taxes required to be paid, except for taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

Section 5.18 Investment Company. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 No Market Manipulation. The Company has not, and no Person acting on its behalf has, taken any action designed to or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Shares to facilitate the sale or resale of the Shares.

Section 5.20 Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Principal Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Principal Market. Upon the closing of the Business Combination, the Common Shares will be listed for trading on the Nasdaq Stock Market, and the Company will be in compliance with, and will fully satisfy, all applicable initial listing and corporate governance requirements of the Nasdaq Stock Market necessary for the closing of the Business Combination.

Section 5.21 No Disqualification Events. No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) under the Securities Act is applicable to the Company or, to the Company’s knowledge, any Person listed in the first paragraph of Rule 506(d)(1), except for a disqualifying event covered by Rule 506(d)(2) or (d)(3).

Section 5.22 Sanctions; Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee thereof, is the subject of any Sanctions administered by OFAC or located, organized or resident in a Sanctioned Country, and the Company is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and applicable anti-money-laundering laws.

Section 5.23 Acknowledgment Regarding Investor. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s-length purchaser with respect to the Transaction Documents and that the Investor is not acting as a financial advisor or fiduciary of the Company. The Company further acknowledges that the Investor has not made and does not make any representation or warranty with respect to the transactions contemplated by the Transaction Documents except as expressly set forth in Article IV.

Section 5.24 Former Shell Company Status. The Company was formerly a “shell company” (as defined in Rule 12b-2 under the Exchange Act) of the type described in Rule 144(i)(1) under the Securities Act. Upon the closing of the Business Combination, the Company will have filed with the SEC a Current Report on Form 8-K containing current “Form 10 information” (within the meaning of Rule 144(i)(3) under the Securities Act) reflecting the Company’s status as an entity that is no longer a shell company.

Article VI. Indemnification

Section 6.01 Indemnification of Investor. In consideration of the Investor’s execution and delivery of the Transaction Documents and in addition to all of the Company’s other obligations hereunder, the Company shall defend, protect, indemnify and hold harmless the Investor and its Affiliates, and their respective directors, officers, members, managers, employees, agents and representatives (collectively, the “Investor Indemnitees”), from and against any and all losses, liabilities, obligations, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Indemnified Liabilities”) incurred by any Investor Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee by a third party arising out of or relating to the execution, delivery, performance or enforcement of the Transaction Documents, other than, in each case, to the extent such Indemnified Liabilities result from the gross negligence, willful misconduct or fraud of an Investor Indemnitee or a material breach by the Investor of the Transaction Documents.

Section 6.02 Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding for which indemnification may be sought hereunder, such indemnified party shall notify the indemnifying party in writing; provided that the failure to so notify shall not relieve the indemnifying party of its obligations hereunder except to the extent it is actually and materially prejudiced thereby. The indemnifying party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement that does not include an unconditional release of the indemnified party from all liability in respect of such claim.

Article VII. Covenants of the Company

The Company covenants with the Investor that, for so long as this Agreement is in effect and during the Commitment Period:

Section 7.01 Registration Rights. The Company shall file an initial registration statement on Form S-1 covering the resale of the Shares issuable under this Agreement and the Common Shares underlying the Promissory Notes within sixty (60) calendar days following the closing of the Business Combination, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as practicable thereafter, all in accordance with the terms of the Registration Rights Agreement.

Section 7.02 Listing of Common Shares. The Company shall use commercially reasonable efforts to maintain the listing and trading of the Common Shares on the Principal Market and shall comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of the Principal Market. The Company shall promptly secure the listing of all Shares to be issued hereunder on the Principal Market.

Section 7.03 Filing of Current Report; Prospectus. The Company shall file with the SEC, within the time required under the Exchange Act, a Current Report on Form 8-K (or, if applicable, include in another periodic report) describing the material terms of the transactions contemplated by the Transaction Documents, and shall keep the applicable Registration Statement effective and the related Prospectus current and available for resales by the Investor in accordance with the Registration Rights Agreement.

Section 7.04 Black Out Periods. Notwithstanding any other provision of this Agreement, during the Commitment Period the Company may, by written notice to the Investor, suspend the use of any Prospectus and the Investor’s ability to sell Common Shares thereunder for a reasonable period of time (a “Black Out Period”) if the Company determines in good faith that such suspension is necessary to comply with applicable securities laws or because the Company is in possession of material non-public information the disclosure of which would not be in the best interests of the Company; provided that the Company shall not deliver an Advance Notice during a Black Out Period; provided, further, that the Company shall not impose (x) more than two (2) Black Out Periods in any period of twelve (12) consecutive months, (y) any single Black Out Period of more than twenty (20) consecutive Trading Days, or (z) Black Out Periods of more than forty-five (45) Trading Days in the aggregate in any period of twelve (12) consecutive months. For the avoidance of doubt, any Black Out Period or Material Outside Event during which the Investor is unable to resell Common Shares under an effective Registration Statement shall constitute (and shall not cure, suspend or toll) a Registration Event (as defined in the Promissory Notes) to the extent provided in the Promissory Notes.

Section 7.05 Material Outside Event. If the Company becomes aware of the existence of any material non-public information that, in the good-faith judgment of the Company, makes the delivery of an Advance Notice or the sale of Common Shares by the Investor inadvisable or impermissible (a “Material Outside Event”), the Company shall promptly notify the Investor and shall not deliver any Advance Notice until such Material Outside Event is no longer continuing.

Section 7.06 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares and the Pre-Paid Advance for working capital and general corporate purposes, and shall not use such proceeds (a) for the satisfaction of any portion of the Company’s debt (other than as permitted under the Transaction Documents), (b) for the redemption of any Common Shares or Common Share Equivalents, or (c) in violation of OFAC regulations or the U.S. Foreign Corrupt Practices Act of 1977.

Section 7.07 Prohibition of Variable Rate Transactions. The Company shall not effect or enter into an agreement to effect any Variable Rate Transaction, other than (x) in connection with this Agreement and the Promissory Notes, (y) any other financing transaction with the Investor or its Affiliates, or (z) an underwritten public offering registered under the Securities Act with a third party unaffiliated with the Investor consisting solely of Common Shares and warrants to purchase Common Shares (and not any other securities) at a price per share reflecting a discount of no greater than 10.0% to the prevailing market price of the Common Shares at the time of such offering; provided that warrants issued in connection with any such offering shall (I) have an exercise price not less than the prevailing market price of the Common Shares at the time of issuance and (II) not contain (aa) multiple reset provisions or ratchet mechanisms with respect to the exercise price (other than standard anti-dilution adjustments for stock splits, stock dividends, recapitalizations and similar events) or (bb) any other features that would cause such warrants to constitute Common Share Equivalents described in clause (i) of the definition of Variable Rate Transaction; provided, further, that (i) the prohibition set forth in this Section 7.07 shall apply to any Variable Rate Transaction described in clause (ii) or clause (iii) of the definition thereof from the date hereof through the end of the Commitment Period, and (ii) the prohibition set forth in this Section 7.07 shall apply to any Variable Rate Transaction described in clause (i) of the definition thereof from the date hereof until such time as no Promissory Note remains outstanding. The Investor shall be entitled to obtain injunctive relief against the Company to preclude any such Variable Rate Transaction, which remedy shall be in addition to any right to collect damages.

Section 7.08 Right of First Refusal. For the period commencing on the date of execution of the Term Sheet and ending on the date that is six (6) months after the earlier of (i) the termination of this Agreement and (ii) the expiration of the Commitment Period, the Investor shall have the right, but not the obligation, exercisable in its sole discretion, to invest in up to fifty percent (50%) of any Covered Financing, on the same terms and conditions offered to any other investor or lender in such Covered Financing. The Company shall provide the Investor with written notice of each proposed Covered Financing, including the material terms and conditions thereof, not less than ten (10) Business Days prior to the consummation of such Covered Financing, and the Investor may exercise its rights under this Section 7.08 by delivery of written notice to the Company at any time prior to the consummation of such Covered Financing.

Section 7.09 Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the issuance of Shares hereunder and upon conversion of the Promissory Notes, such number of Common Shares as shall be sufficient to effect such issuances. In no event shall the number of Common Shares so reserved be less than 300% of the maximum number of Common Shares issuable upon conversion of all then-outstanding Promissory Notes and in respect of all Advances, in each case calculated assuming conversion or issuance at the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) then in effect.

Section 7.10 Exchange Act Reporting; Rule 144 Current Public Information. For so long as any Promissory Note remains outstanding or the Investor holds any Shares, the Company shall (i) remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (ii) timely file (or obtain valid extensions in respect of and file within the applicable grace period) all reports required to be filed by the Company pursuant to the Exchange Act, and (iii) at all times satisfy the current public information requirements of Rule 144(c) under the Securities Act, in each case so that Rule 144 under the Securities Act shall become available, and shall remain available, for the resale of Common Shares by the Investor in accordance with Rule 144(i)(2) under the Securities Act from and after the date that is twelve (12) months following the filing by the Company of the “Form 10 information” described in Section 5.24.

Section 7.11 Stockholder Approval. Upon the occurrence of an Exchange Cap Event (as defined in the Promissory Note), or upon the written request of the Investor at any time when the number of Common Shares remaining available for issuance under the Exchange Cap is less than the threshold contemplated by Section 3(d)(ii) of the Promissory Note, the Company shall, as promptly as practicable and in any event within ninety (90) days thereafter, call and hold a meeting of its stockholders for the purpose of seeking the approval of its stockholders, in accordance with the applicable rules of the Principal Market, of the issuance of Common Shares pursuant to this Agreement and the Promissory Notes in excess of the Exchange Cap. In connection with such meeting, the board of directors of the Company shall recommend that the stockholders vote in favor of such approval, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals presented at such meeting.

Section 7.12 DTC Eligibility. The Company shall take all action necessary to ensure that the Common Shares remain eligible for clearance and settlement through the facilities of the Depository Trust Company (“DTC”), and that the Company’s transfer agent participates in the DTC Fast Automated Securities Transfer (FAST) Program and accepts instructions through DTC’s Deposit/Withdrawal at Custodian (DWAC) system. The Company shall not take any action, or fail to take any action, that would reasonably be expected to result in the imposition by DTC of any “chill,” “freeze,” suspension or other restriction on the acceptance of additional deposits of, or on transfers of, the Common Shares.

Section 7.13 Publicity; Review of Disclosure. The Company shall (i) provide the Investor and its counsel a reasonable opportunity to review and comment upon (A) the Current Report on Form 8-K described in Section 7.03 announcing the transactions contemplated by the Transaction Documents, (B) any press release or other public announcement naming the Investor or any of its Affiliates, and (C) the Plan of Distribution and the selling stockholder disclosure contained in each Registration Statement, in each case prior to the filing, issuance, release or use thereof, and shall consider any such comments in good faith, and (ii) not identify the Investor or any of its Affiliates by name in any other public disclosure without the prior written consent of the Investor, except as and to the extent such disclosure is required by applicable law or regulation or the rules of the SEC or the Principal Market, in which case the Company shall, to the extent legally permissible, provide the Investor with prior written notice of such disclosure.

Article VIII. Conditions to the Investor’s Obligations

The obligations of the Investor to fund the Pre-Paid Advance are subject to the conditions precedent set forth in Annex II, and the right of the Company to deliver an Advance Notice and the obligations of the Investor with respect to any Advance are subject to the conditions precedent set forth in Annex III. Such conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by written notice to the Company.

Article IX. Governing Law; Jurisdiction

Section 9.01 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

Section 9.02 Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith, and irrevocably waives, and agrees not to assert, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is brought in an inconvenient forum or that the venue thereof is improper.

Section 9.03 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Article X. Termination

Section 10.01 Termination.

(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier of (i) the date of the expiration of the Commitment Period (as defined in Annex I); provided that if any Promissory Notes are then outstanding, such termination shall be delayed until such date that all Promissory Notes that were outstanding have been repaid, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount. Notwithstanding anything to the contrary in this Agreement, including Section 7.07, the restrictive covenants set forth in Section 7.07 (Prohibition of Variable Rate Transactions) shall terminate and be of no further force or effect no later than the date that is sixty (60) months after the Effective Date, regardless of whether any Promissory Notes remain outstanding as of such date.

(b)	This Agreement may be terminated at any time by the mutual written consent of the Parties.

(c)	Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement prior to the valid termination hereof, or to impair the rights of the Company and the Investor to compel specific performance by the other Party of its obligations under this Agreement prior to the valid termination hereof. The indemnification provisions contained in Article VI shall survive the termination of this Agreement.

Article XI. Notices

Other than with respect to Advance Notices, which must be in writing delivered in accordance with Section 3.01 and will be deemed delivered on the day set forth in Section 3.01(c), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) five (5) days after being sent by U.S. certified mail, return receipt requested; or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Vesicor Therapeutics Holdings, Inc.

4125 Blackhawk Plaza Circle, Suite 166

Danville, California 94506

Attn: Kent Louis Kaufman

E-mail: kent@bhspac.com

If to the Investor, to:

Meteora Select Trading Opportunities Master, LP

c/o Meteora Capital, LLC

1200 N Federal Hwy, Suite 200

Boca Raton, FL 33432

Attn: Vikas Mittal, Managing Member

E-mail: Notices@meteoracapital.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient Party has specified by written notice given to each other Party three (3) Business Days prior to the effectiveness of such change.

Article XII. Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable law) shall be deemed to have been duly and validly delivered and be valid as originals and effective for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement and the other Transaction Documents contain the entire understanding of the Parties with respect to the matters covered herein and therein and supersede all prior oral or written agreements with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Parties to this Agreement.

Section 12.03 Reporting Entity for Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment Fee; Expenses. As consideration for the Investor’s commitment under this Agreement, the Company shall pay the Investor a commitment fee equal to 0.50% of the Maximum Commitment Amount (the “Commitment Fee”). The Commitment Fee shall be deemed earned in full upon the execution of the definitive documentation governing the transactions contemplated hereby. At the Company’s election, the Commitment Fee shall be paid in the form of either cash or Common Shares (any such shares, the “Commitment Shares”) valued based on the closing price of the Common Shares on the Principal Market immediately prior to the filing of the initial Registration Statement (Form S-1). Any Commitment Shares issued in satisfaction of the Commitment Fee shall be included in the initial Registration Statement. Except as set forth in this Section 12.04, each of the Parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall reimburse the Investor for the reasonable and documented expenses actually incurred by the Investor in connection with the drafting and negotiation of the definitive documentation governing the transactions contemplated hereby, in an amount not to exceed $75,000, which amount shall be paid by the Company as such expenses are incurred and invoiced. For the avoidance of doubt, the $75,000 cap on expense reimbursement set forth in this Section 12.04 is a single aggregate cap shared with the identical expense reimbursement obligation set forth in the “Reimbursement of Legal Fees and Other Expenses” provision of the Forward Share Purchase Agreement, and any amounts reimbursed to the Investor under this Section 12.04 or under such provision of the Forward Share Purchase Agreement shall reduce, on a dollar-for-dollar basis, the amount available for reimbursement under the other, such that the Company’s aggregate reimbursement obligation under both agreements combined shall not exceed $75,000.

Section 12.05 Brokerage. Each of the Parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other Party. The Company, on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying Party in connection with this Agreement or the transactions contemplated hereby.

Section 12.06 Assignment. Neither this Agreement nor any rights or obligations of the Company hereunder may be assigned or delegated by the Company to any other Person without the prior written consent of the Investor; provided that the Domestication, and the change of BKHA’s name to Vesicor Therapeutics Holdings, Inc. in connection therewith, effective upon or in connection with the closing of the Business Combination, shall not constitute an assignment or delegation by the Company requiring the consent of the Investor. The Investor may, without the consent of the Company, assign or transfer its rights and obligations under this Agreement and the other Transaction Documents, in whole or in part, to one or more of its Affiliates or to one or more funds or accounts managed or advised by the Investor or its Affiliates, upon written notice to the Company, including, without limitation, by designating one or more such Persons to fund and hold all or any portion of each Pre-Paid Advance and the related Promissory Notes at each Pre-Advance Closing; provided that no such assignment shall relieve the Investor of its obligations hereunder to the extent such obligations are not assumed by such assignee. The Investor may also assign, transfer or novate this Agreement and its rights and obligations hereunder, in whole or in part, to any other Person without the consent of the Company, provided that any such assignee agrees in writing to be bound by the terms of this Agreement to the extent of such assignment.

Section 12.07 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

Section 12.08 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive each Closing and the termination of this Agreement; provided that the survival of the indemnification provisions contained in Article VI shall be governed by Section 10.01(c).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY (executing as of the date hereof):

Black Hawk Acquisition Corporation

By:
Name:	Kent Louis Kaufman
Title:	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

Target:

VESICOR THERAPEUTICS, INC.

By:
Name:	Michael Tolentino
Title:	Chief Executive Officer

INVESTOR:

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By:
Name:	Vikas Mittal
Title:	Managing Member

ANNEX I TO THE

STANDBY EQUITY PURCHASE AGREEMENT

DEFINITIONS

“Additional Shares” shall have the meaning set forth in Section 3.03.

“Adjusted Advance Amount” shall have the meaning set forth in Section 3.03.

“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to this Agreement.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.

“Advance Notice” shall mean a written notice in the form of Exhibit C attached hereto to the Investor executed by an officer of the Company and setting forth the number of Advance Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 3.01(c) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement.

“Affiliate” shall have the meaning set forth in Section 4.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Amortization Event” shall have the meaning set forth in the Promissory Note.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Black Out Period” shall have the meaning set forth in Section 7.04.

“Business Combination” shall mean the business combination involving Black Hawk Acquisition Corporation, Vesicor Therapeutics, Inc. and BH Merger Sub, Inc. pursuant to the Business Combination Agreement, pursuant to which the Company will become (or continue as) a publicly traded company whose Common Shares are listed on the Principal Market.

“Business Combination Agreement” shall mean the Business Combination Agreement, dated as of April 26, 2025, by and among Black Hawk Acquisition Corporation, Vesicor Therapeutics, Inc. and BH Merger Sub, Inc., providing for the Business Combination, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day other than a Saturday, a Sunday or another day on which commercial banks in The City of New York are authorized or required by law to remain closed.

ANNEX I-1

“Closing” shall have the meaning set forth in Section 3.05.

“Commitment Amount” shall mean $200,000,000 of Common Shares (the “Maximum Commitment Amount”).

“Commitment Fee” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and ending on the date that is thirty-six (36) months following the Effective Date, as such period may be extended by up to twenty-four (24) months upon the mutual written agreement of the Company and the Investor; provided that the Commitment Period shall end upon any earlier termination of this Agreement in accordance with Section 10.01.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Common Share Equivalents” shall mean any securities of the Company which entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Condition Satisfaction Date” shall have the meaning set forth in Annex III.

“Conversion Price” shall have the meaning set forth in the Promissory Note, which shall provide that the Conversion Price shall be the lower of (i) the Fixed Price and (ii) ninety-five percent (95%) of the lowest daily VWAP of the Common Shares during the five (5) Trading Days immediately preceding the applicable conversion or Advance, as reported by Bloomberg L.P.

“Covered Financing” shall mean any future debt, equity, derivative or other financing of the Company, as referenced in Section 7.08.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Disclosure Schedules” shall have the meaning set forth in Article V.

“Effective Date” shall mean the date of the closing of the Business Combination. For the avoidance of doubt, this Agreement shall be executed and delivered, and shall be binding on the Parties, on the date hereof, and the obligations of the Parties under Article II and Article III (including any Pre-Advance Closing and the delivery of Advance Notices and Investor Notices) shall commence on the Effective Date.

“Environmental Laws” shall mean all applicable federal, state and local laws relating to pollution or protection of the environment or human health and safety.

“Event of Default” shall have the meaning set forth in the Promissory Note.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ANNEX I-2

“Exchange Cap” shall have the meaning set forth in Section 3.02(c).

“Exchange Cap Event” shall have the meaning set forth in the Promissory Note.

“Excluded Day” shall have the meaning set forth in Section 3.03.

“Fixed Price” shall have the meaning set forth in the Promissory Note, which shall provide that the Fixed Price shall be the average of the daily closing prices of the Common Shares on the Principal Market during the five (5) Trading Days immediately preceding the date on which the initial Registration Statement is declared effective by the SEC.

“Floor Price” shall have the meaning set forth in each Promissory Note.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Hazardous Materials” shall mean any substance regulated as hazardous, toxic or a pollutant under applicable Environmental Laws.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.01.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 6.01.

“Investor Notice” shall have the meaning set forth in Section 3.01(b).

“Lien” shall mean any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, option, right of first refusal or offer or similar restriction, or other attribute of ownership.

“Market Price” shall mean an Option 1 Market Price or Option 2 Market Price, as applicable.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Agreement” shall mean any agreement that is required to be filed as a material contract by the Company pursuant to Item 601 of Regulation S-K (or any successor provision).

“Material Outside Event” shall have the meaning set forth in Section 7.05.

“Maximum Advance Amount” shall mean an amount equal to thirty percent (30%) of the average of the Daily Traded Amount during the ten (10) consecutive Trading Days immediately preceding an Advance Notice, which amount shall not exceed the limitations set forth in Section 3.02 of this Agreement.

“Maximum Commitment Amount” shall have the meaning set forth in the definition of Commitment Amount.

ANNEX I-3

“Minimum Acceptable Price” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Option 1 Market Price” shall mean the lower of (i) the closing price of the Common Shares on the Principal Market on the Trading Day immediately preceding the applicable Advance Notice Date and (ii) the VWAP of the Common Shares during the Option 1 Pricing Period.

“Option 2 Market Price” shall mean the lower of (i) the closing price of the Common Shares on the Principal Market on the Trading Day immediately preceding the applicable Advance Notice Date and (ii) the lowest daily VWAP of the Common Shares during the Option 2 Pricing Period.

“Option 1 Pricing Period” shall mean the period on the applicable Advance Notice Date with respect to an Advance Notice selecting an Option 1 Pricing Period commencing at such time on such date that the Company receives written confirmation (which may be by e-mail) of receipt of such Advance Notice by the Investor, and which confirmation shall specify such commencement time, and ending at 4:00 p.m. New York City time on the same Trading Day (unless otherwise agreed by the Parties); provided, however, if the Company delivers the Advance Notice prior to the commencement of trading on the Principal Market, the Option 1 Pricing Period shall commence at the opening time of trading on the Principal Market on such date.

“Option 2 Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the Advance Notice Date.

“Ownership Limitation” shall have the meaning set forth in Section 3.02(a).

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payment Premium” shall have the meaning set forth in the Promissory Note.

“Permitted Liens” shall mean (i) any security interest granted to the Investor, (ii) inchoate Liens for taxes, assessments or governmental charges not yet due or being contested in good faith for which adequate reserves have been established, (iii) Liens of carriers, materialmen, warehousemen, mechanics and landlords arising in the ordinary course of business, and (iv) other Liens disclosed in the Disclosure Schedules or arising in the ordinary course of business that do not, individually or in the aggregate, materially detract from the value of the affected assets.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pre-Advance Closing” shall have the meaning set forth in Section 2.01.

“Pre-Paid Advance” shall have the meaning set forth in Section 2.01.

“Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.

“Principal Market” shall mean the Nasdaq Stock Market; provided, however, that in the event the Common Shares are ever listed or traded on the New York Stock Exchange or the NYSE American, the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

ANNEX I-4

“Promissory Note” shall have the meaning set forth in Section 2.01.

“Prospectus” shall mean any prospectus (including all amendments and supplements thereto) used by the Company in connection with a Registration Statement, including documents incorporated by reference therein.

“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by 97%.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Event” shall have the meaning set forth in the Promissory Note.

“Registration Limitation” shall have the meaning set forth in Section 3.02(b).

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctioned Country” shall mean any country or territory that is itself the subject or target of comprehensive Sanctions.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or any other relevant sanctions authority.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.06.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” in respect of an Advance Notice delivered by the Company, shall mean a settlement document in the form set out on Exhibit D.

“Shares” shall mean the Commitment Shares (if any) and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person.

“Term Sheet” shall mean that certain term sheet by and among the Investor, Black Hawk Acquisition Corporation and Vesicor Therapeutics, Inc., dated as of June 25, 2026 and fully executed on June 29, 2026, setting forth the principal terms of the transactions contemplated by this Agreement and the other Transaction Documents.

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall mean, collectively, this Agreement, the Registration Rights Agreement, any Promissory Notes issued by the Company hereunder, and each of the other agreements and instruments entered into or delivered by any of the Parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

ANNEX I-5

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any Common Shares or Common Share Equivalents that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of Common Shares or Common Share Equivalents, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date or upon the occurrence of specified or contingent events (including any “full ratchet” or “weighted average” anti-dilution provisions, but not including standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) enters into, or effects a transaction under, any agreement, including an “equity line of credit” or similar continuous offering of Common Shares or Common Share Equivalents (other than this Agreement), or (iii) enters into or effects any forward purchase agreement, equity pre-paid forward transaction or other similar offering where the Company receives proceeds based on a price or value that varies with the trading prices of the Common Shares.

“Volume Threshold” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Advance Notice divided by (b) the Volume Threshold Percentage.

“Volume Threshold Percentage” shall mean thirty percent (30%).

“VWAP” shall mean, for any Trading Day or specified period, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours, or such specified period, as reported by Bloomberg L.P. through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

ANNEX I-6

ANNEX II TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE INVESTOR’S OBLIGATION TO FUND A PRE-PAID ADVANCE

The obligation of the Investor to advance to the Company a particular tranche of the Pre-Paid Advance hereunder at each Pre-Advance Closing is subject to the satisfaction, as of the date of such Pre-Advance Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice signed by the Investor thereof:

(a)	The Company shall have duly executed and delivered to the Investor each of the Transaction Documents to which it is a party, and the Company shall have duly executed and delivered to the Investor a Promissory Note with a principal amount corresponding to the amount of the applicable tranche of the Pre-Paid Advance (before any deductions made thereto).

(b)	The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that the Company has complied with all of the conditions precedent to each Pre-Advance Closing set forth herein.

(c)	The Investor shall have received an opinion of counsel to the Company, dated on or before each Pre-Advance Closing date, in form and substance reasonably acceptable to the Investor.

(d)	The Investor shall have received a closing statement in a form to be agreed by the Parties, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company and the amount to be paid by the Investor, which shall be the full principal amount of such tranche of the Pre-Paid Advance less a 15% original issue discount, and any other deductions that may be agreed by the Parties.

(e)	The Company shall have delivered to the Investor certified copies of its and each of its Subsidiaries’ charter or certificate of incorporation, bylaws or operating agreement and any other material organizational documents, and a certificate evidencing the incorporation and good standing of the Company in the State of Delaware as of a date within ten (10) days of each Pre-Advance Closing.

(f)	(I) The board of directors of the Company shall have approved the transactions contemplated by the Transaction Documents, (II) said approval shall not have been amended, rescinded or modified and shall remain in full force and effect, and (III) a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(g)	Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of each Pre-Advance Closing, and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to each Pre-Advance Closing.

(h)	No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, (II) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated, and (III) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares is being imposed or is contemplated.

ANNEX II-1

(i)	The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares, and no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(j)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect or an Event of Default, and no material breach of this Agreement or any Transaction Document shall have occurred.

(k)	The Company shall have notified the Principal Market of the issuance of all of the Shares hereunder and the maximum number of Common Shares issuable pursuant to the Promissory Note to be issued at each Pre-Advance Closing, and shall have delivered to the Investor such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

(l)	The Business Combination shall have been consummated, substantially on the terms described in the Business Combination Agreement, prior to each Pre-Advance Closing, and the Common Shares (including the Shares and the Common Shares issuable upon conversion of the Promissory Notes) shall have been approved for listing on the Principal Market, subject to official notice of issuance.

ANNEX II-2

ANNEX III TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER AN ADVANCE NOTICE

The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver (by the Investor pursuant to prior written notice signed by the Investor to the Company thereof), on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date, except to the extent such representations and warranties are as of another date, in which case they shall be true and correct as of such other date.

(b)	Commitment Fee. The Company shall have paid or issued, as applicable, the Commitment Fee to the extent then due in accordance with Section 12.04.

(c)	Registration of the Common Shares with the SEC. There shall be an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice, and the Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(d)	Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom, and the sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(e)	Board Authorization. The board of directors of the Company shall have approved the transactions contemplated by the Transaction Documents, and such approval shall remain in full force and effect.

(f)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(g)	Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Condition Satisfaction Date.

(h)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or materially and adversely affects any of the transactions contemplated by the Transaction Documents.

(i)	No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, (II) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated, and (III) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares is being imposed or is contemplated.

(j)	Authorized Shares. All of the Common Shares issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of the Company, and all Common Shares relating to all prior Advance Notices required to have been received by the Investor under this Agreement shall have been delivered to the Investor in accordance with this Agreement.

ANNEX III-1

(k)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(l)	No Event of Default. No Event of Default (as defined in any Promissory Note), and no event that with the passage of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing as of the applicable Condition Satisfaction Date.

ANNEX III-2

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

See attached.

A-1

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

See attached.

B-1

EXHIBIT C

ADVANCE NOTICE

Dated: ______________	Advance Notice Number: ________

The undersigned, _______________________, hereby certifies, with respect to the sale of Common Shares of VESICOR THERAPEUTICS HOLDINGS, INC. (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [____________] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1.	The undersigned is the duly elected ______________ of the Company.

2.	There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3.	The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof. No Event of Default (as defined in any Promissory Note) has occurred and is continuing as of the date hereof.

4.	The number of Advance Shares the Company is requesting is _____________________.

5.	The Pricing Period for this Advance shall be an [Option 1 Pricing Period] / [Option 2 Pricing Period].

6.	(For an Option 1 Pricing Period add:) The Volume Threshold for this Advance shall be _________. (For an Option 2 Pricing Period add:) The Minimum Acceptable Price with respect to this Advance Notice is ____________ (if left blank then no Minimum Acceptable Price will be applicable to this Advance).

7.	The number of Common Shares of the Company outstanding as of the date hereof is ___________.

The undersigned has executed this Advance Notice as of the date first set forth above.

VESICOR THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

Please deliver this Advance Notice by e-mail to: Notices@MeteoraCapital.com

Attention: Trading Department

C-1

EXHIBIT D

SETTLEMENT DOCUMENT

VIA E-MAIL

Vesicor Therapeutics Holdings, Inc.

Attn: ______________

E-mail: ______________

Below please find the settlement information with respect to the Advance Notice Date of: ______________

1.a.	Number of Common Shares requested in the Advance Notice
1.b.	Volume Threshold (Number of Common Shares in (1) divided by the Volume Threshold Percentage)
1.c.	Number of Common Shares traded during Pricing Period
2.	Minimum Acceptable Price for this Advance (if any)
3.	Number of Excluded Days (if any)
4.	Adjusted Advance Amount (if applicable) (including pursuant to Volume Threshold adjustment)
5.	Option [1] / [2] Market Price
6.	Purchase Price per share (Market Price × 97%)
7.	Number of Advance Shares due to the Investor
8.	Total Purchase Price due to Company (row 6 × row 7)
9.	Number of Additional Shares to be issued to the Investor (if any Excluded Days)
10.	Additional amount to be paid to the Company by the Investor (row 9 × Minimum Acceptable Price × 95%)
11.	Total Amount to be paid to the Company (row 8 + row 10)
12.	Total Advance Shares to be issued to the Investor (row 7 + row 9)

If this Settlement Document relates to an Advance effected pursuant to Section 3.01(a)(iii) of the Agreement or pursuant to an Investor Notice delivered under Section 3.01(b) of the Agreement, the Total Amount set forth in row 11 shall not be paid in cash and shall instead be applied as an offset against amounts outstanding under the applicable Promissory Note in accordance with Section 3.01(a)(iii) or Section 3.01(b) of the Agreement, as applicable, and the Purchase Price per share set forth in row 6 shall be the Conversion Price (as defined in the Promissory Note) in effect on the applicable Advance Notice Date or Investor Notice delivery date.

Please issue the number of Advance Shares due to the Investor to the account of the Investor in accordance with the delivery instructions provided separately by the Investor.

Sincerely,

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

Agreed and approved by:

VESICOR THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

D-1

EXHIBIT E

INVESTOR NOTICE

Dated: ______________	Investor Notice Number: ________

Reference is made to that certain Standby Equity Purchase Agreement, dated as of [____________] (the “Agreement”), by and between VESICOR THERAPEUTICS HOLDINGS, INC. (the “Company”) and METEORA SELECT TRADING OPPORTUNITIES MASTER, LP (the “Investor”). Capitalized terms used herein without definition have the same meanings as given to them in the Agreement.

Pursuant to Section 3.01(b) of the Agreement, the undersigned Investor hereby delivers this Investor Notice and requires the Company to issue and sell to the Investor the number of Advance Shares set forth below, at a purchase price per Share equal to the Conversion Price (as defined in the Promissory Note) in effect on the date hereof, with the aggregate purchase price therefor to be applied as an offset against amounts outstanding under the applicable Promissory Note in accordance with Section 3.01(b) of the Agreement.

1.	Number of Advance Shares to be issued and sold to the Investor: _____________________.

2.	Conversion Price in effect on the date hereof: _____________________.

3.	Aggregate purchase price to be applied as an offset against the applicable Promissory Note (row 1 × row 2): _____________________.

4.	Outstanding balance of the applicable Promissory Note prior to giving effect to this Investor Notice: _____________________.

The undersigned has executed this Investor Notice as of the date first set forth above.

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP

By:
Name:
Title:

Please deliver this Investor Notice by e-mail to the Company at: mtolentino@vesicor.com

E-1